EXHIBIT 99.1

Contact:
Brittany A. Sanders
Investor Relations
(888) 686-0112

Gramercy Property Trust Announces 1-for-3 Reverse Share Split

New York, NY - December 20, 2016 - Gramercy Property Trust (NYSE: GPT), a real estate investment trust, announced today that its Board of Trustees has approved a reverse share split of the Company’s common shares and its outstanding units of GPT Operating Partnership LP at a ratio of 1-for-3. The reverse share split is expected to take effect at approximately 5:00 p.m. EST on December 30, 2016 (the “Effective Time”).

Accordingly, at the Effective Time, every three issued and outstanding common shares of beneficial interest will be converted into one common share of beneficial interest and every three OP Units will be converted into one OP Unit. In addition, at the market open on January 3, 2017, the common shares will be assigned a new CUSIP number: 385002 308.

As a result of the reverse share split, the number of outstanding common shares of beneficial interest of the Company will be reduced from approximately 422.0 million to approximately 140.7 million. The split will not affect payment of the Company’s previously announced fourth quarter 2016 dividend which will be paid on January 13, 2017. The amount of any future dividends payable by the Company will be determined by, and are at the discretion of, the Company’s Board of Trustees.

No fractional shares or OP Units will be issued in connection with the reverse share split. Instead, each shareholder holding fractional shares will be entitled to receive, in lieu of such fractional shares, cash in an amount determined on the basis of the average closing price of the Company’s common shares on the New York Stock Exchange for the three consecutive trading days ending on December 30, 2016. The reverse share split will apply to all of the Company’s outstanding common shares of beneficial interest and therefore will not affect any shareholder’s relative ownership percentage. Shareholders will be receiving information from Broadridge Financial Solutions, Inc., the Company’s transfer agent, regarding their shareholdings following the reverse share split as well as cash in lieu payments, if applicable. Shareholders who hold their shares in brokerage accounts or “street name” are not required to take any action to effectuate the exchange of their shares.

About Gramercy Property Trust
Gramercy Property Trust is a leading global investor and asset manager of commercial real estate. The Company specializes in acquiring and managing single-tenant, net-leased industrial and office properties. The Company focuses on income producing properties leased to high quality tenants in major markets in the United States and Europe.
To review the Company’s latest news releases and other corporate documents, please visit the Company's website at www.gptreit.com or contact Investor Relations at 1-888-686-0112.